Exhibit 10.35
State of Florida:
County of Hillsborough:

OFFICE LEASE

THIS LEASE (this "Lease"), made this 9 day of December, 2015, by and between Rivergate Tower Owner, LLC, a Delaware limited liability company ("Landlord"), and Autobytel Inc., a Delaware corporation ("Tenant"), provides as follows:

1. BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a. Premises.	Rentable Square Feet:	8,724
	Suite:	C400 and C500
	Building:	Rivergate Tower
	Street Address:	400 North Ashley Drive
	City/County:	Tampa, Hillsborough
	State/Zip Code:	Florida 33602
b. Term.	Number of Months:	Eighty-four (84) months
Commencement Date:
The earlier of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Tenant Improvements (as defined in the Work Letter) are substantially complete, which Commencement Date is anticipated to be January 1, 2016

	Expiration Date:	The last day of the eighty-fourth (84th) full calendar month following the Commencement Date
c. Permitted Use.		General office purposes
d. Occupancy Limitation.		No more than five (5) persons per one thousand (1,000) rentable square feet.

e. Base Rent. The Base Rent for the Term is payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

FROM MONTH	THROUGH MONTH	RENTABLE SQUARE FEET	ANNUAL BASE RENT PER RENTABLE SQUARE FOOT*	ANNUAL BASE RENT*	MONTHLY BASE RENT*
Commencement Date	12	8,724	$28.25	$246,453.00	$20,537.75
13	24	8,724	$29.17	$254,479.08	$21,206.59
25	36	8,724	$30.12	$262,766.88	$21,897.24
37	48	8,724	$31.09	$271,229.16	$22,602.43
49	60	8,724	$32.11	$280,127.64	$23,343.97
61	72	8,724	$33.15	$289,200.60	$24,100.05
73	84	8,724	$34.23	$298,622.52	$24,885.21

* Plus applicable State of Florida Sales Tax

The above Base Rent schedule does not include operating expense pass through adjustments to be computed annually in accordance with Lease Addendum Number Two attached hereto.
f. Rent Payment Address.	Rivergate Tower Owner LLC ℅ Banyan Street Capital One Independent Drive, Suite 1850 Jacksonville, Florida 32202
Tax ID#: 47-4419479
g. Security Deposit.	$53,254.35
h. Business Hours.	8:00 A.M. to 6:00 P.M. Monday through Friday (excluding National and State Holidays).
i. Electrical Service.	No more than three (3) watts for convenience outlets per each rentable square foot contained in the Premises.
j. After Hours HVAC Rate.	Current charge of $45.00 per hour, per zone, with a minimum of two (2) hours per occurrence.
k. Parking.	Unreserved; not to exceed 1.5 spaces per each 1,000 rentable square feet contained in the Premises.
l. Construction SupervisionFee.

The Construction Supervision Fee for alterations made subsequent to the Commencement Date shall be four percent (4%) of the cost of the work to be performed. The Construction Supervision Fee for Tenant Improvements is set forth in the Work Letter attached hereto as Lease Addendum Number One.

m. Notice Addresses.
LANDLORD:	Rivergate Tower Owner, LLC c/o Banyan Street Capital 80 SW 8th Street, Suite 2200 Miami, Florida 33130 Attn: Managing Director
with a copy to:	Rivergate Tower Owner, LLC
c/o Banyan Street Capital
80 SW 8th Street, Suite 2200
Miami, Florida 33130
Attn: Notice Department
TENANT:	Autobytel Inc. 400 North Ashley Drive, Suite C400 Tampa, Florida 33602
with a copy to:	Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612
Attn: Chief Legal Officer Email: glennf@autobytel.com

n. Broker(s).
(Tenant)	Coolidge Commercial and Residential Real Estate
1765 West Fletcher Avenue Tampa, Florida 33612
(Landlord)	Cushman & Wakefield 4301 Anchor Plaza Parkway, Suite 400
Tampa, Florida 33634

2. LEASED PREMISES.

a. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit A, attached hereto.

b. Rentable Square Foot Determination. The parties acknowledge that all square foot measurements are approximate and agree that the square footage figures in Section 1a shall be conclusive for all purposes with respect to this Lease.

c. Common Areas. The common areas of the Building generally include space that is not included in portions of the Building set aside for leasing to tenants or reserved for Landlord's exclusive use, including entrances, hallways, lobbies, elevators, restrooms, parking areas, walkways and plazas (the "Common Areas"). Tenant shall have non-exclusive access to the Common Areas. Landlord has the exclusive right to (i) designate the Common Areas, (ii) change the designation of any Common Area and otherwise modify the Common Areas, and (iii) permit special use of the Common Areas, including temporary exclusive use for special occasions; provided that in exercising the foregoing rights, Tenant's rights under this Lease shall not be materially diminished and Tenant's obligations shall not be materially increased. Tenant shall not interfere with the rights of others to use the Common Areas. All use of the Common Areas shall be subject to the reasonable rules and regulations promulgated by Landlord from time to time.

3. TERM.

a. Commencement and Expiration Dates. The Lease Term commences on the Commencement Date and expires on the Expiration Date, as set forth in Section 1b.

b. Adjustments to Commencement Date. The Commencement Date shall be adjusted as follows:

i.
If Tenant requests possession of the Premises prior to the Commencement Date, and Landlord consents, the Commencement Date shall be the date of delivery of possession. Subject to any express abatement or free rent periods set forth in this Lease, all rent and other obligations under this Lease shall begin on the date of delivery of possession, but the Expiration Date shall remain the same.

ii.
If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on the Commencement Date determined in accordance with Section 1b, then the Commencement Date, Expiration Date, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord's delivery of possession of the Premises to Tenant. Any such delay shall not relieve Tenant of its obligations under this Lease, and neither Landlord nor Landlord's agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession; provided, however, that Tenant shall have no obligation to pay any Rent prior to the date of Landlord's delivery of possession of the Premises to Tenant in accordance with the terms of this Lease. Any delays to the extent resulting from force majeure or caused by Tenant are hereinafter referred to as "Excused Delays".

c. Delivery of Possession. Unless otherwise specified in the Work Letter, if any, attached as Lease Addendum Number One, "delivery of possession" of the Premises shall mean the earlier of: (i) the date Landlord has the Premises ready for occupancy by Tenant as evidenced by a permanent or temporary Certificate of Occupancy issued by proper governmental authority, or (ii) the date Landlord could have had the Premises ready had there been no Excused Delays attributable to Tenant.

d. Adjustment of Expiration Date. If the Expiration Date does not occur on the last day of a calendar month, then Landlord shall extend the Term by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

e. Right to Occupy. Tenant shall not occupy the Premises until Tenant has complied with all of the following requirements to the extent applicable under the terms of this Lease: (i) delivery of all certificates of insurance, (ii) payment of Security Deposit, and (iii) if Tenant is an entity, receipt of a good standing certificate from the State where it was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenant's failure to comply with these (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

f. Commencement Agreement. The Commencement Date, Term, and Expiration Date may be set forth in a Commencement Agreement similar in form to Exhibit C, attached hereto, to be prepared by Landlord and, subject to Tenant’s review and reasonable approval, executed by the parties.

4. USE.

a. Permitted Use. The Premises may be used only for general office purposes in connection with Tenant's Permitted Use as defined in Section 1c and in accordance with the Occupancy Limitation as set forth in Section 1d.

b. Prohibited Uses. Tenant shall not use the Premises:

i.
In any manner that constitutes a nuisance or trespass;

ii.
In any manner which increases any insurance premiums, or makes such insurance unavailable to Landlord on the Building; provided that, in the event of an increase in Landlord's insurance premiums which results from Tenant's use of the Premises, Landlord may elect to permit the use and charge Tenant for the increase in premiums, and Tenant's failure to pay Landlord, within thirty (30) days of demand, the amount of such increase shall be an event of default;

iii.
In any manner that creates unusual demands for electricity, heating or air conditioning; or

iv.
For any purpose except the Permitted Use, unless consented to by Landlord in writing.

c. Prohibited Equipment in Premises. Tenant shall not install any equipment in the Premises that places unusual demands on the electrical, heating or air conditioning systems (collectively, "High Demand Equipment") without Landlord's prior written consent. No such consent will be given if Landlord determines, in its opinion, that such equipment may not be safely used in the Premises or that electrical service is not adequate to support the equipment. Landlord's consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant's payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter. If High Demand Equipment used in the Premises by Tenant affect the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises with the cost of purchase, engineering, installation, operation and maintenance of the units to be paid by Tenant. All costs and expenses relating to High Demand Equipment and Landlord's administrative costs (such as reading meters and calculating invoices) shall be Additional Rent, payable by Tenant upon demand.

5. RENT.

a. Payment Obligations. Tenant shall pay Base Rent and Additional Rent (collectively, "Rent") on or before the first day of each calendar month during the Term, as follows:

i.
Rent payments shall be sent to the Rent Payment Address set forth in Section 1f.

ii.
Rent shall be paid without previous demand or notice and without set off or deduction. Tenant's obligation to pay Rent under this Lease is completely separate and independent from any of Landlord's obligations under this Lease.

iii.
If the Term commences on a day other than the first day of a calendar month, then Rent for such month shall be (i) prorated for the period between the Commencement Date and the last day of the month in which the Commencement Date falls, and (ii) due and payable on the Commencement Date.

iv.
Without limiting the default remedies to which Landlord is entitled as provided under the terms of this Lease, for each Base Rent payment Landlord receives after the fifth (5th) day of the month and each Additional Rent payment Landlord receives after its due date, Landlord shall be entitled to a late charge in the amount of five percent (5%) of such Rent due.

v.
Without limiting the default remedies to which Landlord is entitled as provided under the terms of this Lease, if Landlord presents Tenant's check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to the maximum lawful bad check fee or five percent (5%) of the amount of such check, whichever amount is less.

b. Base Rent. Tenant shall pay Base Rent as set forth in Section 1e.

c. Additional Rent. In addition to Base Rent, Tenant shall pay as Rent all sums and charges due and payable by Tenant under this Lease (collectively "Additional Rent"), including, but not limited to, the following:

i.
Tenant's Proportionate Share of the increase in Landlord's Operating Expenses as set forth in Lease Addendum Number Two; and

ii.
Any sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes attempt to require Landlord to pay the same; provided, however, if any such sales or use tax are imposed on Landlord and Landlord is prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon sixty (60) days prior notice to Tenant, may terminate this Lease; provided further, that Tenant may, within ten (10) days after receipt of Landlord’s notice of termination, negate such termination by entering into an amendment to this Lease increasing the Base Rent by an amount sufficient to offset the additional tax burden on Landlord such that the net effect of the amendment is to permit Landlord to receive the same amount of Rent that Landlord would have received had there been no sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building.

6. SECURITY DEPOSIT.

a. Amount of Deposit. Tenant shall deposit with Landlord a Security Deposit within ten (10) days following the date of this Lease in the amount set forth in Section 1g, which sum Landlord shall retain as security for the performance by Tenant of each of its obligations hereunder. The Security Deposit shall not bear interest.

b. Application of Deposit. If Tenant at any time fails to perform any of its obligations under this Lease, including its Rent or other payment obligations, its restoration obligations, or its insurance and indemnity obligations, then Landlord may, at its option, apply the Security Deposit (or any portion) to cure Tenant's default or to pay for damages caused by Tenant's default. If the Lease has been terminated, then Landlord may apply the Security Deposit (or any portion) against the damages incurred as a consequence of Tenant's breach. The application of the Security Deposit shall not limit Landlord's remedies for default under the terms of this Lease. If Landlord depletes the Security Deposit, in whole or in part, prior to the Expiration Date or any termination of this Lease, then Tenant shall restore immediately the amount so used by Landlord.

c. Refund of Deposit. Unless Landlord uses the Security Deposit to cure a default of Tenant, to pay damages for Tenant's breach of the Lease, or to restore the Premises to the condition to which Tenant is required to leave the Premises upon the expiration or any termination of the Lease, then Landlord shall, within thirty (30) days after the Expiration Date or any termination of this Lease, refund to Tenant any funds remaining in the Security Deposit. Tenant may not credit the Security Deposit against any month's Rent.

7. SERVICES BY LANDLORD.

a. Base Services. Landlord shall cause to be furnished to the Building, or as applicable, the Premises, in common with other tenants the following services:

i.
Water (if available from city mains) for drinking, lavatory and toilet purposes.

ii.
Electricity (if available from the utility supplier) for the building standard fluorescent lighting and for the operation of general office machines, such as electric typewriters, desk top computers, dictating equipment, adding machines and calculators, and general service non-production type office copy machines; provided that Landlord shall have no obligation to provide more than the amount of power for convenience outlets and the number of electrical circuits as set forth in Section 1i.

iii.
Building standard fluorescent lighting composed of 2' x 4' fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the Building standard fluorescent light, and any dimmers or lighting controls other than controls for the Building standard fluorescent lighting.

iv.
Heating and air conditioning for the reasonably comfortable use and occupancy of the Premises during Business Hours as set forth in Section 1h, and at no additional cost to Tenant, from 8:00 A.M. to 1:00 P.M. on Saturday so long as Landlord receives written request from Tenant no later than 2:00 P.M. on the immediately prior Friday; provided that, heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service.

v.
Janitorial services five (5) days a week (excluding National and State holidays) after Business Hours.

vi.
A reasonable pro-rata share of the unreserved parking spaces of the Building, not to exceed the Parking specified in Section 1k, for use by Tenant's employees and visitors in common with the other tenants and their employees and visitors.

vii.
After Business Hours, weekend and holiday heating and air conditioning at the After Hours HVAC rate set forth in Section 1j, with such charges subject to commercially reasonable annual increases as determined by Landlord.

b. Landlord's Maintenance. Landlord shall make all repairs and replacements to the Building (including Building fixtures and equipment), Common Areas and Building Standard Improvements in the Premises, except for repairs and replacements that Tenant must make under Section 8. Landlord's maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.

c. No Abatement. Except as expressly set forth in this Section 7c, there shall be no abatement or reduction of Rent by reason of any of the foregoing services not being continuously provided to Tenant. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections, and in cases of emergency. Notwithstanding the foregoing sentence, except in the event of a Casualty as provided for in Section 19 of this Lease, in the event of an interruption of any service set forth in Section 7a(i) through 7a(iv) that results directly from the gross negligence or willful misconduct of Landlord, its employees or agents, and continues for more than five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of such interruption (the “Initial Interruption Period”), and which results in the Premises, or a portion thereof, becoming untenantable, Rent shall be abated in an equitable and just proportion relative to such interruption from the expiration of the Initial Interruption Period until restoration of such service.

d. Tenant's Obligation to Report Defects. Tenant shall report to Landlord, as soon as reasonably possible under the circumstances, any defective condition in or about the Premises actually known to Tenant, and if such defect is not so reported and such failure to promptly report results in additional damage to the Premises or the Building that could have been prevented or mitigated but for Tenant’s failure to notify Landlord, Tenant shall be liable for the additional amount of damage to the Premises and/or the Building resulting from Tenant’s failure or delay in notification. For purposes of this Section 7d, "actually known to Tenant" shall mean the actual knowledge, without any duty to inquire or investigate, of any employees of Tenant at the management level or higher; provided, however, that nothing herein shall create any personal liability for any such employees.

e. Limitation on Landlord's Liability. Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service.

8. TENANT'S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a. Acceptance of Premises. Subject to the terms of the attached Work Letter, if any, Tenant's occupancy of the Premises is Tenant's representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant's intended use, and (iii) constitutes Tenant's acceptance of the Premises "as is". Landlord makes no representation or warranty as to the condition of the Premises except as may be specifically set forth in the Work Letter.

b. Move-In Obligations. Tenant shall schedule its move-in with the Landlord's Property Manager. Unless otherwise approved by Landlord's Property Manager, move-in shall not take place during Business Hours. During Tenant's move-in, a representative of Tenant must be on-site with Tenant's moving company to insure proper treatment of the Building and the Premises. Elevators, entrances, hallways and other Common Areas must remain in use for the general public during Business Hours. Any specialized use of elevators or other Common Areas must be coordinated with Landlord's Property Manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises due to moving will be the sole responsibility of Tenant.

c. Tenant's Maintenance. Tenant shall: (i) keep the Premises and fixtures in good order; (ii) make repairs and replacements to the Premises or Building needed because of Tenant's misuse or negligence; (iii) repair and replace Non-Standard Improvements, including any special equipment or decorative treatments, installed by or at Tenant's request that serve the Premises (unless the Lease is ended because of casualty loss or condemnation); and (iv) not commit waste.

d. Alterations to Premises. Tenant shall make no alterations to the Premises without obtaining the prior written consent of Landlord to such alterations, which consent shall not be unreasonably withheld or delayed; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any alterations which may affect the structural components of the Building or Building systems or which can be seen from outside the Premises. If Tenant requests such alterations, then Tenant shall provide Landlord's Property Manager with a complete set of construction drawings. Landlord may impose, as a condition of its consent to all alterations to the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Building systems (including designating specific contractors to perform such work). Tenant shall construct such alterations in conformance with any and all applicable laws. All work with respect to any alterations must be done in a good and workmanlike manner and diligently prosecuted to completion. In performing the work of any such alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants of the Building. With respect to all alterations performed after the Commencement Date, Tenant shall pay a Construction Supervision Fee in the amount set forth in Section 1l. of this Lease.

e. Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall (i) deliver each and every part of the Premises in as good repair and condition as existed at the Commencement Date, ordinary wear and tear, repairs which are expressly made the responsibility of Landlord hereunder and damage by casualty excepted, and (ii) restore the Premises at Tenant's sole expense to the same condition as existed at the Commencement Date and as thereafter improved by Landlord and/or Tenant, ordinary wear and tear, repairs which are expressly made the responsibility of Landlord hereunder and damage by casualty excepted. If Tenant has required or installed Non-Standard Improvements, so long as Landlord has notified Tenant in writing that such improvements constitute Non-Standard Improvements at the time Tenant requests Landlord's consent to such improvements, such Non-Standard Improvements shall be removed as part of Tenant's restoration obligation. Tenant shall repair any damage caused by Tenant’s removal of any Non-Standard Improvements. The term "Non-Standard Improvements" means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Commencement Date, and (vi) any other improvements that are not part of the Building Standard Improvements.

f. Landlord's Performance of Tenant's Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within five (5) days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work. Any amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within thirty (30) days after demand. Notwithstanding the foregoing, Tenant's maintenance and restoration obligations are not contingent upon Landlord first notifying Tenant of the specific work needed to be performed.

g. Construction Liens. Tenant shall have no power to cause or permit any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NO CONSTRUCTION LIENS OR OTHER LIENS FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO THE PREMISES SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against the Premises or the Building by reason of any act or omission of Tenant or any of Tenant's agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge the lien within ten (10) days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable on demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

h. TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC'S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES ANY NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN. TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE SECTION 713.10.

9. PROPERTY OF TENANT.

a. Property Taxes. Tenant shall pay when due all taxes levied or assessed upon Tenant's equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises.

b. Removal. Provided Tenant is not in default, Tenant may remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

10. SIGNS. Tenant may not erect, install or display any sign or advertising material upon the exterior of the Building or Premises (including any exterior doors, walls or windows) without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. Door and directory signage shall be provided and installed by the Landlord in accordance with Building standards at Tenant's expense.

11. ACCESS TO PREMISES.

a. Tenant's Access. Tenant, and its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to and from common and public areas of the Building twenty-four (24) hours a day, seven (7) days a week; provided, however, Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building, or as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after Business Hours and on weekends and holidays, but in no event shall Tenant's use of and access to the Premises during non-business hours compromise the security of the Building.

b. Landlord's Access. Landlord shall have the right, at all reasonable times and upon reasonable oral notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes as Landlord is obligated or permitted to make under the terms of this Lease, (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective mortgagees and purchasers. Landlord will attempt to minimize disruption to Tenant's business when accessing the Premises pursuant to this Section 11b. Within one hundred eighty (180) days prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times to show prospective tenants.

c. Emergency Access. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency.

12. TENANT'S COMPLIANCE.

a. Laws. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, whether now existing or hereafter enacted.

b. Rules and Regulations. Tenant shall comply with the Rules and Regulations attached hereto as Exhibit B. The Rules and Regulations may be modified from time to time by Landlord, effective as of the date delivered to Tenant or posted on the Premises, provided such rules are uniformly applicable to all tenants in the Building. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease.

13. ADA COMPLIANCE.

a. Tenant's Compliance. Tenant, at Tenant's sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now or hereafter in force, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises or alteration of the Premises to accommodate persons with special needs, including using all reasonable efforts to comply with The Americans With Disabilities Act (the "ADA").

b. Landlord's Compliance. Landlord, at Landlord's sole expense, shall use commercially reasonable efforts to comply with the requirements of the ADA as it applies to the Common Areas and restrooms of the Building. Landlord represents and warrants to Tenant that, as of the Commencement Date, the Premises shall comply with the ADA in effect as of the Commencement Date as evidenced by the issuance of a permanent or temporary certificate of occupancy by the applicable governmental body. Except as set forth in the preceding sentence, Landlord shall have no responsibility for ADA compliance with respect to the Premises. Landlord shall not be required to make changes to the Common Areas or restrooms of the Building to comply with ADA standards adopted after construction of the Building unless specifically required to do so by law.

c. ADA Notices. If Tenant receives any notices alleging a violation of ADA relating to any portion of the Building or Premises (including any governmental or regulatory actions or investigations regarding non-compliance with ADA), then Tenant shall notify Landlord in writing within ten (10) days of such notice and provide Landlord with copies of any such notice.

14. INSURANCE REQUIREMENTS.

a. Tenant's Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord's Property Manager (presently Banyan Street Realty Services, and its affiliates), and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each occurrence and general aggregate-per location of at least Two Million and No/100 Dollars ($2,000,000.00), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant's use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased to commercially reasonable levels if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

b. Tenant's Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant's Property for full replacement value and with coinsurance waived. For purposes of this provision, the term "Tenant's Property" shall mean Tenant's personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant's Property, regardless of the cause of the loss or damage.

c. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d. Insurance Policy Requirements. Tenant's insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder's ratings of at least A- and a financial rating of at least VI in the most current Best's Insurance Reports available on the Commencement Date, or if the Best's ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) include Landlord as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, be non-renewed or have coverage materially reduced unless thirty (30) days advance notice is given to Tenant, and Tenant shall promptly provide a copy of any such advance notice received by Tenant within five (5) business days of Tenant's receipt of same; (iv) be primary policies and non-contributing with any insurance that Landlord may carry; (v) provide that any loss shall be payable notwithstanding any act or gross negligence of Landlord or Tenant which might otherwise result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding Ten Thousand and No/100 Dollars ($10,000.00), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

e. Landlord's Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant's Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any property, general liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers' rights of subrogation.

g. Worker's Compensation Insurance. Tenant shall also carry a worker's compensation insurance policy with applicable statutory limits, and employers liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00).

h. Automobile Liability Insurance. Tenant shall also carry automobile liability insurance with single limit coverage of at least One Million and No/100 Dollars ($1,000,000.00) for all owned, leased/hired or non-owned vehicles, if any.

15. INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant and Landlord agree as follows:

a. Tenant’s Indemnity. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys' fees at all tribunal levels) to the extent arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, contractors, servants or agents in or about the Building, except to the extent arising out of or related to (a) any gross negligence and willful misconduct of Landlord or any officer, agent, employee, contractor, or servant of Landlord or by any invitee or guest of Landlord with the expressed invitation of Landlord, it being understood and agreed that other tenants of the Building are not Landlord’s invitees or guests, or (b) any act or omission of any other third party not affiliated with Tenant, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease which continues beyond applicable notice and cure periods, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. If any such action is brought against Landlord, then Tenant, upon notice from Landlord, shall defend the same through counsel selected by Landlord's insurer, or other counsel reasonably acceptable to Landlord. The provisions of this Section shall survive the termination of this Lease.

b. Landlord’s Indemnity. Landlord shall indemnify and hold Tenant and its officers, directors, shareholders, partners, agents and employees harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including reasonable attorneys' fees at all tribunal levels) to the extent arising out of or related to any gross negligence or willful misconduct of Landlord or any officer, agent, employee, contractor, servant, invitee or guest of Landlord. If any such action is brought against Tenant, then Landlord, upon notice from Tenant, shall defend the same through counsel selected by Tenant’s insurer, or other counsel reasonably acceptable to Tenant. The provisions of this Section shall survive the termination of this Lease.

16. QUIET ENJOYMENT. Tenant shall have quiet enjoyment and possession of the Premises provided Tenant promptly and fully complies with all of its obligations under this Lease. No action of Landlord or other tenants working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, nor shall such action give to Tenant any right to modify this Lease either as to Term, Rent payables or other obligations to be performed.

17. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a. Subordination and Attornment. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate at all times and in all respects to the mortgage of Landlord's interest in the Building and the Premises. Such subordination and the agreement of Tenant to attorn to Landlord's mortgagee in the event that such mortgagee succeeds as the owner of the Landlord's interest in the Building and the Premises shall be self operative, and no further instrument shall be required to create, perfect or preserve the superior right or lien of any such mortgage. Notwithstanding the foregoing, Tenant agrees to execute within ten (10) days after request to do so from Landlord or its mortgagee an agreement:

i.
Making this Lease superior or subordinate to the interests of the mortgagee;

ii.
Agreeing to attorn to the mortgagee;

iii.
Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv.
Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord's interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations as accrue after Landlord's interest is so acquired;

v.
Agreeing to attorn to any successor Landlord; and

vi.
Containing such other agreements and covenants on Tenant's part as Landlord's mortgagee may reasonably request.

b. Non-Disturbance. In the event of foreclosure of such mortgage, Tenant shall not be disturbed in its possession of the Premises so long as Tenant is not in default under this Lease and, subsequent to such foreclosure, Tenant attorns to the party acquiring title by virtue of the foreclosure, and this Lease shall continue in full force and effect as a direct lease, in accordance with its terms, between the successor Landlord and Tenant.

c. Estoppel Certificates. Tenant agrees to execute within ten (10) business days after request, and as often as requested, estoppel certificates confirming any factual matter requested by Landlord which is true and is within Tenant's knowledge regarding this Lease, and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether Tenant has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by Landlord, and (v) whether this Lease, together with any modifications or amendments, is in full force and effect. Tenant shall attach to such estoppel certificate copies of any modifications or amendments to the Lease.

18. ASSIGNMENT – SUBLEASE.

a. Landlord Consent. Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, (iii) whether there is other vacant space in the Building, (iv) whether the assignee or sublessee will vacate other space owned by Landlord, (v) whether Landlord is negotiating with the proposed sublessee or assignee for a lease of other space owned by Landlord, and (vi) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent.

b. Definition of Assignment. For the purpose of this Section 18, the word "assignment" shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to a wholly owned subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase "controlling percentage" means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant's stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

c. Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord's consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant's assets as a going concern of the business that is being conducted on the Premises (each such transfer shall be referred to herein as a "Permitted Transfer"); provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Section 4.

d. Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and, except with respect to a Permitted Transfer, failure to do so shall be a default hereunder; provided, however, failure to provide Landlord with written notice of a Permitted Transfer within thirty (30) days after the effective date of such transfer shall constitute a default under this Lease.

e. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant's rights hereunder may not become and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

f. Limitation on Rights of Assignee/Sublessee. Any assignment or sublease for which Landlord's consent is required shall not include the right to exercise any options to renew the Lease Term, expand the Premises, or similar options, unless specifically provided for in the consent.

g. Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

h. Landlord's Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

i. Excess Rents. If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then fifty percent (50%) of any "Transfer Premium" (as that term is defined below) received by Tenant from such transferee shall be paid over to Landlord by Tenant. "Transfer Premium" shall mean all rent or additional rent payable by such transferee in excess of the Base Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the assignment or sublease (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions, marketing costs and attorneys' fees in connection with the assignment or sublease.

j. Landlord's Fees. Tenant shall reimburse Landlord for Landlord's reasonable out-of-pocket attorneys' fees in connection with any assignment or sublease transaction for which consent is required or requested by Tenant, not to exceed three thousand dollars ($3,000.00). If Landlord assists Tenant in finding an assignee or subtenant, Landlord shall be paid a reasonable fee for such assistance.

k. Unauthorized Assignment or Sublease. Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease. In addition to its other remedies for default, Landlord may elect to increase Base Rent to 150% of the Base Rent reserved under the terms of this Lease.

19. DAMAGES TO PREMISES.

a. Landlord's Restoration Obligations. If the Building or Premises are damaged by fire or other casualty (collectively "Casualty"), then Landlord shall repair and restore the Premises to substantially the same condition of the Premises immediately prior to such Casualty, subject to the following terms and conditions:

i.
The casualty must be insured under Landlord's insurance policies, and Landlord's obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord's duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii.
Landlord's lender(s) must permit the insurance proceeds to be used for such repair and restoration.

iii.
Landlord shall have no obligation to repair and restore Tenant's trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b. Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease if: (i) the Premises are rendered wholly untenantable; (ii) the Premises are damaged in whole or in part as a result of a risk which is not covered by Landlord's insurance policies; (iii) Landlord's lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises are damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises are damaged) to an extent of fifty percent (50%) or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall give notice of the termination to Tenant within sixty (60) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of the notice of termination.

c. Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises within one hundred eighty (180) days of the Casualty (the "Restoration Period"), the Restoration Period being subject to extension for any force majeure delays; and (ii) Tenant gives Landlord notice of the termination within fifteen (15) days after the end of the Restoration Period (as extended by any force majeure delays). If Landlord is delayed by force majeure, then Landlord must provide Tenant with notice of the delays within fifteen (15) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

d. Tenant's Restoration Obligations. Unless terminated, the Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant's trade fixtures, decorations, signs, contents, and any Non-Standard Improvements to the Premises. All repair, restoration or replacement shall be at least to the same condition as existed prior to the Casualty. The proceeds of all insurance carried by Tenant on its property shall be held in trust by Tenant for the purposes of such repair, restoration, or replacement.

e. Rent Abatement. If the Premises are rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises are only partially damaged, then Tenant shall continue the operation of Tenant's business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until the Premises have been substantially repaired and restored, or until Tenant's business operations are restored in the entire Premises, whichever shall first occur. However, if the Casualty is caused by the negligence or other wrongful conduct of Tenant or of Tenant's subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent.

f. Waiver of Claims. The abatement of the Rent set forth above is Tenant's exclusive remedy against Landlord in the event of a Casualty. Tenant hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any Casualty and any resulting damage, destruction, repair, or restoration.

20. EMINENT DOMAIN.

a. Effect on Lease. If all of the Premises are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises is taken and Tenant can continue use of the remainder, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking.

b. Right to Condemnation Award. Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant shall have no right or claim for any alleged value of the unexpired portion of this Lease, or its leasehold estate, or for costs of removal, relocation, business interruption expense or any other damages arising out of such taking. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord) for any moving expenses, loss of profits, or taking of Tenant's personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.

21. ENVIRONMENTAL COMPLIANCE.

a. Environmental Laws. The term " Environmental Laws" shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended.

b. Tenant's Responsibility. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on the Property. Tenant shall not allow the storage or use of such hazardous substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such hazardous substances or materials, nor allow to be brought onto the Property any such hazardous substances or materials except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such hazardous substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request, concerning Tenant's actual knowledge and belief regarding the presence of hazardous substances and/or materials on the Premises.

c. Tenant's Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant's failure to comply with this Section 21 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 21.

d. Limitation on Tenant's Liability. Tenant's obligations under this Section 21 shall not apply to any condition or matter constituting a violation of any Environmental Laws: (i) which existed prior to the commencement of Tenant's use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant's agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord's agents, employees, officers, partners, contractors, guests, or invitees.

e. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively, "Auditors") may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (collectively, "Audits") of the Premises to confirm and monitor Tenant's compliance with this Section 21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant's Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section 21. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term (provided that either (i) any such subsequent audits bear a reasonable connection to Tenant's original material failure to comply with this Section 21 disclosed by Landlord's audit or (ii) Landlord reasonably believes Tenant to otherwise have materially failed to comply with this Section 21 prior to any such subsequent audit) and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

f. Property. For the purposes of this Section 21, the term "Property" shall include the Premises, Building, all Common Areas, the real estate upon which the Building is located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located.

g. Tenant's Liability After Termination of Lease. The covenants contained in this Section 21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 21.

22. DEFAULT.

a. Tenant's Default. Tenant shall be in default under this Lease if Tenant:

i.
Fails to pay when due any Base Rent, Additional Rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease, where such failure continues for five (5) business days after written notice thereof from Landlord to Tenant;

ii.
Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within fifteen (15) days after Landlord gives Tenant notice specifying the breach, or if such breach cannot, with reasonable diligence, be cured within fifteen (15) days, Tenant does not commence curing within fifteen (15) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice, provided, however, such period of time shall not exceed sixty (60) days after such notice by Landlord;

iii.
Files any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; or

iv.
Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors.

b. Landlord's Remedies. In the event of a Tenant default, Landlord at its option may do one or more of the following:

i.
Terminate this Lease and recover all damages caused by Tenant's breach, including consequential damages for lost future rent;

ii.
Repossess the Premises, with or without terminating, and relet the Premises at such amount as Landlord deems reasonable;

iii.
Declare the entire remaining Base Rent and Additional Rent immediately due and payable, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord;

iv.
Bring action for recovery of all amounts due from Tenant;

v.
Seize and hold any personal property of Tenant located in the Premises and assert against the same a lien for monies due Landlord; or

vi.
 Pursue any other remedy available in law or equity.

c. Landlord's Expenses; Attorneys Fees. In the event of Tenant default that results in a termination of this Lease or in a termination of Tenant’s possession of the Premises, all reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant, shall be charged to and be a liability of Tenant. Landlord's reasonable attorneys' fees in pursuing any of the foregoing remedies, or in collecting any Rent or Additional Rent due by Tenant hereunder, shall be paid by Tenant.

d. Remedies Cumulative. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f. No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g. Summary Ejectment. Tenant agrees that in addition to all other rights and remedies Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord's rights to otherwise collect rents or breach of contract damages from Tenant.

23. MULTIPLE DEFAULTS.

a. Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on three (3) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b. Increased Security Deposit. Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on three (3) or more occasions during any twelve (12) month period, regardless of whether Landlord permits such default to be cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a Security Deposit in, or increase the existing Security Deposit to, a sum equal to three (3) months' installments of Base Rent. The Security Deposit shall be governed by the terms of this Lease.

c. Effect on Notice Rights and Cure Periods. Should Tenant default under this Lease on three (3) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a default by Tenant shall not apply.

24. BANKRUPTCY.

a. Trustee's Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the "Code") may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b. Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term "adequate assurance" shall include at least the following:

i.
In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord's satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

ii.
Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Use provisions under Section 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Section 4. It is understood that Landlord's asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c. Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

25. NOTICES.

a. Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1n, or to such other address as a party may specify by duly given notice.

b. Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party's address as set forth above. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above.

c. Address Changes. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days in advance of it being effective.

d. Notice by Legal Counsel. Notices may be given on behalf of any party by such party's legal counsel.

26. HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall be deemed to create a tenancy-at-sufferance. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-sufferance Tenant shall pay to Landlord (A) the greater of (i) one hundred fifty percent (150%) of the monthly Base Rent Landlord is then charging new tenants for space in the Building, or (ii) one hundred fifty percent (150%) of the Base Rent payable hereunder during the last month of the Term, and (B) any and all Operating Expenses and other forms of Additional Rent payable under this Lease. The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord's ability to secure a replacement tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, damage, loss, liability, judgment, suit, disbursement or expense (including consequential damages and reasonable attorneys' fees and disbursements) (collectively, "Claims") resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, including any Claims made by any succeeding tenant, and such obligations shall survive the expiration or sooner termination of this Lease.

27. INTENTIONALLY OMITTED.

28. BROKER'S COMMISSIONS. Landlord and Tenant each represents and warrants to the other party that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker(s) identified in Section 1n. Landlord shall pay only any commissions or fees that are payable to the above-named Broker(s) or finder(s) with respect to this Lease pursuant to Landlord's separate agreement with such Broker(s) or finder(s). Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims by any broker(s), finder(s) or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged in the future), other than the Broker(s) identified in Section 1n, claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this paragraph shall survive the termination of this Lease.

29. MISCELLANEOUS.

a. No Agency. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord's title to the Building is paramount, and that it can do nothing to affect or impair Landlord's title.

b. Force Majeure. The term "force majeure" means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, terrorist act, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond Landlord's reasonable control.

c. Building Standard Improvements. The term "Building Standard Improvements" shall mean the standards for normal construction of general office space within the Building as specified by Landlord, including design and construction standards, electrical load factors, materials, fixtures and finishes.

d. Limitation on Damages. Notwithstanding any other provisions in this Lease, Landlord shall not be liable to Tenant for any special, consequential, incidental or punitive damages.

e. Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord's default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord's interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f. Interest. Should Tenant fail to pay any amount due to Landlord within 30 days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall begin accruing interest at the rate of 18% per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until paid.

g. Legal Costs. Should either party prevail in any legal proceedings against the other party for breach of any provision in this Lease, then the non-prevailing party shall be liable for the costs and expenses of the prevailing party, including its reasonable attorneys' fees (at all tribunal levels). Landlord shall also be entitled to recover reasonable attorneys' fees and disbursements incurred in connection with a Tenant default hereunder which does not result in the commencement of any action or proceeding.

h. Communications Compliance. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant's telecommunications equipment shall be located and remain solely in the Premises in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall not have any responsibility for the maintenance of Tenant's telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant's telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto. Landlord shall have the right, upon reasonable prior oral or written notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord. Landlord's approval may be conditioned in such a manner so as to protect Landlord's financial interests, the interest of the Building, and the other tenants therein. The refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease. The provision of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord's prior written consent. Landlord's consent may be conditioned in such a manner so as to protect Landlord's financial interests, the interests of the Building, and the other tenants therein. At Landlord's option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease and at Tenant's sole cost.

i. Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder; upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease.

j. Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

k. Transfer of Security Deposit. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord's successor and upon such transfer, Landlord shall be released from any liability for return of the Security Deposit or prepaid Rent.

l. Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

m. Tenant's Financial Statements. If at any time Tenant is not a publicly traded company, within ten (10) days after written request by Landlord, Tenant agrees to furnish to Landlord copies of Tenant's most recent annual, quarterly and monthly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building. All such financial statements will be delivered to any such mortgagee or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant.

n. Recordation. This Lease may not be recorded without Landlord's prior written consent, but Tenant agrees, upon the request of Landlord, to execute a memorandum hereof for recording purposes.

o. Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

p. Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

q. Entire Agreement. This Lease supersedes and cancels all prior negotiations between the parties, and no changes shall be effective unless in writing signed by both parties. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof.

r. Good Standing. If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence in good standing of Tenant, and the authority of any person signing this Lease to act for the Tenant. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in the State in which the Premises are located, that the corporation has a full right and authority to enter into this Lease and that each of the persons signing on behalf of the corporation is authorized to do so.

s. Terminology. The singular shall include the plural, and the masculine, feminine or neuter includes the other.

t. Headings. Headings of sections are for convenience only and shall not be considered in construing the meaning of the contents of such section.

u. Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State in which the Premises are located.

v. Effective Date. The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the "Effective Date".

w. Jury Trial Waiver. Landlord and Tenant each hereby irrevocably, knowingly and voluntarily waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other or their successors in respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy.

x. Approval. Tenant acknowledges and agrees that Landlord's lender(s)/mortgagee(s) may require approval of the terms and conditions of this Lease prior to Landlord's execution and that Landlord's execution of this Lease is subject to and contingent upon such lender(s)/mortgagee(s) approval. Accordingly, prior to the execution and delivery of a definitive agreement, this Lease, and the terms and conditions contained herein remain subject to change and no contract will be deemed to be entered into unless and until Landlord and Tenant execute and deliver a definitive lease document.

30. RADON. The following notification is provided pursuant to Section 404.056(5), Florida Statutes (2014): "Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon gas and radon testing may be obtained from your county health department."

31. ADDENDA AND EXHIBITS. If any addenda are noted below, such addenda are incorporated herein and made a part of this Lease.

a. Lease Addendum Number One – "Work Letter"

b. Lease Addendum Number Two – "Additional Rent - Operating Expense Pass Throughs"

c. Lease Addendum Number Three - "Renewal Options"

d. Lease Addendum Number Four – "Rights of First Offer"

e. Exhibit A – Premises

f. Exhibit B – Rules and Regulations

g. Exhibit C – Commencement Agreement

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in three (3) originals, to be effective as of the Effective Date.

WITNESSES /s/ D. Michael Beck Printed Name: D. Michael Beck /s/ Ella M. Peterson Printed Name: Ella M. Peterson	"TENANT" Autobytel Inc., a Delaware corporation By: /s/ Glenn E. Fuller Name: Glenn E. Fuller Title: EVP, Chief Legal and Administrative Officer and Secretary
WITNESSES /s/Zac Gruber Printed Name: Zac Gruber /s/ Kate King Printed Name: Kate King	"LANDLORD" Rivergate Tower Owner, LLC, a Delaware limited liability company By: /s/ Lorri Dunne Name: Lorri Dunne Title: Authorized Signatory

LEASE ADDENDUM NUMBER ONE [ALLOWANCE]

WORK LETTER

This Lease Addendum Number One (this "Work Letter") sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date (the "Tenant Improvements"). This Work Letter contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1. Allowance. Landlord agrees to provide an allowance of up to $25.00 per rentable square foot, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises, that when completed, will become a part of the Building (the "Allowance"). Tenant acknowledges and agrees that the Allowance shall be used only for the Tenant Improvements. In the event that the cost of the Tenant Improvements exceeds the Allowance amount, Tenant shall be fully responsible for the payment of all such excess costs in connection with the Tenant Improvements. In the event that the cost of the Tenant Improvements is less than the Allowance amount, any difference shall be retained by Landlord. Notwithstanding anything to the contrary contained in this Work Letter or the Lease, Landlord shall be solely responsible for any and all expenses related to the construction of the improvements set forth on Schedule 1 attached to this Work Letter and such expenses shall not be applied against or reduce the Allowance.

2. Space Planning, Design and Working Drawings. On Tenant's behalf, Landlord shall select architects and engineers (collectively, "Architect"), who will do the following at Tenant's expense (which expense may be deducted from the Allowance):

a. Attend a reasonable number of meetings with Tenant and Landlord's agent to define Tenant's requirements. The Architect shall provide one complete space plan. Tenant shall approve such space plan, in writing, within ten (10) days after receipt of the space plan.

b. Complete construction drawings for Tenant's partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.

c. Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.

d. All plans and working drawings for the construction and completion of the Premises (the "Plans") shall be subject to Landlord's prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord's prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building. Any approval of the Plans by Landlord shall not constitute approval of any Excused Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Excused Delays. Landlord may condition its approval of the Plans if: (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance unless Tenant pays fifty percent (50%) of such overage simultaneously with any approval by Landlord and fifty percent (50%) when due.

3. Tenant Plan Delivery Date.

a. Tenant acknowledges that the Architect is acting on behalf of the Tenant and that Tenant (not Landlord) is responsible for the timely completion of the Plans.

b. Tenant covenants and agrees to deliver to Landlord the final Plans for the Tenant Improvements on or before the date that is ten (10) days after the Effective Date (the "Tenant Plan Delivery Date"). Time is of the essence in the delivery of the final Plans. It is vital that the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements within the time frame provided in the Lease.

4. Work and Materials at Tenant's Expense. Landlord shall submit the improvement work to one or more licensed contractors to bid for the Tenant Improvement work (Tenant being entitled to select one contractor to participate in such bidding process). On Tenant's behalf, Landlord, using its reasonable discretion, shall select, from the contractors submitting a bid, the contractor (the "Contractor") to construct and install the Tenant Improvements in accordance with the Plans (the "Work") at Tenant's expense (which expense may be deducted from the Allowance). For the avoidance of doubt, Tenant understands, acknowledges, and agrees that Landlord shall not be required to select as the Contractor the contractor selected by Tenant to participate in the bidding process. Tenant agrees that the Contractor may be an affiliate of Landlord, provided that the affiliate’s cost for completing the Work (including the affiliate’s general conditions, overhead and profit) does not, in the aggregate, exceed the competitive cost of the Work had the Contractor not been an affiliate of Landlord. Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.

a. Prior to commencing any Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor's cost for completing the Work (including the Contractor's general conditions, overhead and profit) and (ii) a Construction Supervision Fee of four percent (4%) of the cost of the Work to be paid to Landlord to manage and oversee the work to be done on Tenant's behalf. Tenant shall have five (5) business days to review and approve the cost of the Work. Landlord shall not authorize the Contractor to proceed with the Work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.

b. Any changes in the approved cost of the Work shall be by written change order signed by the Tenant. Tenant agrees to process change orders in a timely fashion. Tenant acknowledges that the following items may result in change orders:

i. Municipal or other governmental inspectors require changes to the Premises such as additional exit lights, fire damper or whatever other changes they may require. In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.

ii. Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented. Any delays caused by such changes shall not delay the Commencement Date of the Lease.

iii. Any errors or omissions in the Plans or specifications which require changes. Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant, and shall not delay the Commencement Date of the Lease.

iv. Materials are not readily available, require quick ship charges, or require substitution.

v. The upfit schedule requires express review to get permits, which will increase the costs of the permitting process.

c. All Work performed in connection with the construction of the Tenant Improvements shall be performed (i) in a good and workmanlike manner, (ii) in accordance with all applicable laws and regulations and with the final approved Plans, (iii) utilizing Building Standard (as hereinafter defined) materials and finishes designated by Landlord. Tenant understands, acknowledges and agrees that notwithstanding anything to the contrary, Landlord may require (a) the Contractor (and its subcontractors) to purchase materials and finishes for the performance of the Work through Landlord's preferred vendor(s) provided the cost of such materials and finishes does not, in the aggregate, exceed the competitive cost of the same materials and finishes not purchased from Landlord's preferred vendor(s), and (b) specific vendors to perform portions of the Work affecting Building systems. The term "Building Standard" shall mean the type, brand, grade, or quality of materials and finishes Landlord designates from time to time to be used in the Building or, as the case may be, the exclusive type, brand, grade, or quality of materials and finishes to be used in the Building.

5. Signage and Keys. Landlord shall provide the following in accordance with Building standards at Tenant's expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.

6. Commencement Date.

a. The Commencement Date shall be the date when the work to be performed by Landlord is substantially completed, excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant's use of the Premises (collectively, "Punch List Items"), and the Landlord delivers possession of the Premises to Tenant in accordance with Section 3 of the Lease.

b. Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:

i. Tenant's failure to approve the space plan within the time specified;

ii.  Tenant's failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;

iii. Tenant's failure to approve Landlord's cost estimates within the time specified;

iv. Tenant's failure to timely respond to change orders;

v. Tenant's changes in the Tenant Improvements or the Plans (notwithstanding Landlord's approval of any suchchanges);

vi. Tenant's request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;

vii. Inability to obtain materials, finishes or installations requested by Tenant that are not part of the Building Standard Improvements;

viii. The performance of any work by any person, firm or corporation employed or retained by Tenant;

ix. Any other act or omission by Tenant or its agents, representatives, and/or employees; or

x. A force majeure event;

then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and Architect reasonably determine that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.

7. Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements. If unpaid within thirty (30) days after receipt of invoice, then the outstanding balance shall accrue at the rate of one percent (1%) per month until paid in full.

8. Repairs and Corrections. Tenant, at its sole cost and expense, shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

9. Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord written notice of any Punch List Items. Tenant's possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of delivery of possession, except as to (i) any Punch List Items, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

10. Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any suits, claims, damages, costs, expenses and liabilities asserted against or incurred by Landlord or the property as a result of Tenant accessing the Premises during construction of the Tenant Improvements.

SCHEDULE 1 TO LEASE ADDENDUM NUMBER ONE [ALLOWANCE]

LEASE ADDENDUM NUMBER TWO [BASE YEAR]

ADDITIONAL RENT - OPERATING EXPENSE PASS THROUGHS

For the calendar year commencing on January 1ST of the first calendar year after the Base Year (as hereinafter defined) and for each calendar year thereafter, Tenant shall pay to Landlord as Additional Rent, Tenant's Proportionate Share of any increase in Operating Expenses (as hereinafter defined) incurred by Landlord's operation or maintenance of the Building over the Operating Expenses incurred by Landlord during calendar year 2016 (the "Base Year"). Tenant's Proportionate Share shall be calculated by dividing the 8,724 rentable square feet of the Premises by the 515,965 net rentable square feet of the Building, which equals 1.70%. If during any calendar year (including, without limitation, the Base Year) the occupancy of the rentable area of the Building is less than 95% full, then any variable components of Operating Expenses (as hereinafter defined) will be adjusted for such calendar year at a rate of 95% occupancy.

As used herein, the term "Operating Expenses" shall mean direct costs of operation, repair and maintenance as determined by standard accounting practices, including, but not limited to ad valorem real and personal property taxes, hazard and liability insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, management fees (but not including the cost of management personnel above the level of property manager), and Common Area expenses; provided, however, the term "Operating Expenses" shall not include depreciation on the Building or equipment therein, interest, executive salaries, real estate brokers' commissions, or other expenses that do not relate to the operation of the Building. Furthermore, "Operating Expenses" shall not include the costs of capital repairs, replacements, alterations, improvements and equipment, except "Operating Expenses" may include the amortized portion of any Includable Capital Expenditure (as defined below), to be amortized over the useful life of such Includable Capital Expenditure on a straight line basis together with interest thereon at the actual interest rate incurred by Landlord (or, in the event Landlord has paid cash for such capital expenditure, at an imputed interest rate equal to eight percent (8%). "Includable Capital Expenditures" means the costs of capital repairs, replacements, alterations, improvements and equipment: (i) required to comply with laws that are first enacted after the Commencement Date; (ii) performed primarily to reduce current or future Operating Expenses or otherwise improve the operating efficiency of the Building; or (iii) due to normal wear and tear. The annual statement of Operating Expenses shall be accounted for and reported in accordance with generally accepted accounting principles (the "Annual Statement"). Landlord may use related or affiliated entities to provide services or furnish materials for the Building if the rates or fees charged by such entities are competitive with those charged by unrelated or unaffiliated entities with respect to similar buildings in the Tampa, Florida area for the same services or materials.

Notwithstanding anything herein to the contrary, Controllable Operating Expenses (defined as total Operating Expenses less those expenses related to property taxes and assessments, insurance, debris removal, utilities, and fuel surcharges) shall not increase by more than seven percent (7%) annually on a cumulative compound basis over the actual Controllable Operating Expenses for the Base Year.

For the calendar year commencing on January 1st of the first calendar year after the Base Year and for each calendar year thereafter during the Term, Landlord shall estimate the amount the Operating Expenses shall increase for such calendar year above the Operating Expenses incurred during the Base Year. Landlord shall send to Tenant a written statement of the amount of Tenant's Proportionate Share of any estimated increase in Operating Expenses and Tenant shall pay to Landlord, monthly as Additional Rent, Tenant's Proportionate Share of such increase in Operating Expenses. Within ninety (90) days after the end of each calendar year, Landlord shall send a copy of the Annual Statement to Tenant. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent in a lump sum as owed or Landlord shall adjust Tenant's Rent payments if Landlord owes Tenant a credit, such payment or adjustment to be made within thirty (30) days after the Annual Statement is received by Tenant. After the Expiration Date, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed or if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund, such payment or refund to be made within thirty (30) days after the Annual Statement is received by Tenant. If this Lease expires or terminates on a day other than December 31st, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year).

Tenant shall have the right to examine and review Landlord's books and records pertaining to Operating Expenses (“Tenant's Review”), at Tenant’s expense, one time during each calendar year provided that (i) Tenant provides Landlord with written notice of its election to conduct Tenant’s Review no later than three (3) months following Tenant's receipt of the Annual Statement and completes Tenant’s Review within sixty (60) days after giving such notice; (ii) there is no event of default under the Lease as of the date that Tenant delivers such notice or any default that occurs during Tenant’s Review after the giving of notice and that is not cured or in the process of being cured within any applicable cure periods, provided, however, that Tenant shall lose the right to perform Tenant’s Review if such default is not cured during the applicable cure period; (iii) Tenant fully and promptly pays all Rent, including Tenant's Proportionate Share of Operating Expenses as billed by Landlord pending the outcome of Tenant’s Review; (iv) Tenant's Review is conducted by a qualified employee of Tenant or by an accounting firm engaged by Tenant on a non-contingency fee basis, and full and complete copy of the results of Tenant’s Review is provided to Landlord; (v) Tenant and the person(s) conducting Tenant’s Review agree that they will not divulge the contents of Landlord’s books and records or the result of their examination to any other person, including any other tenant in the Building other than Tenant’s attorneys, accountants, employees and consultants who have need of the information for purposes of administering this Lease for Tenant or as otherwise required by law or in connection with legal proceedings against Landlord. Tenant shall not be entitled to challenge Landlord’s calculation of Operating Expenses in any year(s) prior to the year for which Tenant’s Review is being conducted, all such Operating Expenses to be deemed final and binding on the parties once Tenant’s Review for that year has been conducted or Tenant’s right to conduct Tenant’s Review for such year has lapsed. Tenant's Review shall be conducted at Landlord's office where the accounting records are maintained during Landlord's normal business hours. In the event that Tenant’s Review demonstrates that Landlord has overstated Operating Expenses, Landlord shall reimburse Tenant for any overpayment of Tenant's Proportionate Share of such Operating Expenses within thirty (30) days of Landlord’s receipt of reasonably sufficient documentation of such overstatement from Tenant; provided, however, that Tenant’s Review must be completed within the time frames set forth in (i) above or Landlord shall have no obligation to reimburse Tenant for any overstatement of Operating Expenses for that year then under review. In the event that Tenant’s Review demonstrates that Landlord has overstated Operating Expenses by more than seven and one-half percent (7.5%) of the actual Operating Expenses owed by Tenant, Landlord shall reimburse Tenant for the reasonable out of pocket costs Tenant paid to unrelated third parties for the performance of Tenant’s Review; provided, however, Landlord shall not be obligated to reimburse Tenant for more than $5,000 of expenses with respect to any one Tenant’s Review. In the event that Tenant’s Review demonstrates that Landlord has understated Operating Expenses, Tenant shall promptly reimburse Landlord for any underpayment of Tenant's Proportionate Share of such Operating Expenses.

ADDENDUM NUMBER THREE

RENEWAL OPTIONS

1. Option to Renew. Tenant shall have the right and option to renew the Lease (a "Renewal Option") for two (2) additional periods of five (5) years (each a “Renewal Lease Term”); provided, however, such Renewal Option is contingent upon the following: (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date or the expiration of any Renewal Lease Term, Tenant has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Tenant is not disqualified by multiple defaults as provided in Section 23 of the Lease; and (v) Tenant (or a transferee (other than a sublessee subleasing fifty percent (50%) or more of the Premises) pursuant to a Permitted Transfer) is occupying and actively conducting business from the entirety of the Premises. Following the expiration of the Renewal Lease Term, Tenant shall have no further right to renew the Lease pursuant to this Addendum Number Three.

2. Exercise of Option. Tenant shall exercise each Renewal Option by giving Landlord written notice at least nine (9) months prior to the Expiration Date of the Lease Term or the expiration of any Renewal Lease Term. If Tenant fails to deliver such written notice to Landlord prior to such nine (9) month period, then Tenant shall forfeit the Renewal Option. If Tenant exercises any Renewal Option, then during the Renewal Lease Term, Landlord’s and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3. Term. If Tenant exercises any Renewal Option, then during the Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4. Termination of Renewal Option on Transfer by Tenant. Except with respect to a Permitted Transfer, in the event Landlord consents to an assignment or sublease by Tenant, then all Renewal Options shall automatically terminate unless otherwise agreed in writing by Landlord.

5. Base Rent for Renewal Lease Term. The Base Rent for the Renewal Lease Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term "Fair Market Rental Rate" shall mean the market rental rate for the time period such determination is being made for office space in office buildings in the Tampa downtown area ("Area") of comparable quality and condition to the Building and for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the Area (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant's cost), and whether adjustments are then being made in determining the rental rates for renewals in the Area because of concessions being offered by Landlord to Tenant (or the lack thereof for the Renewal Lease Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Renewal Lease Term, based on the then current market rates.

Determination. So long as Tenant properly exercised its Renewal Option pursuant to Section 2 above, Landlord shall, within thirty (30) days after receipt of written request from Tenant for the determination of the Fair Market Rental Rate (which request must be delivered no earlier than twelve (12) months and no later than nine (9) months prior to the Expiration Date of the Lease Term or the expiration of any Renewal Lease Term), deliver to Tenant notice of the Fair Market Rental Rate (the "FMRR Notice") for the Premises for the Renewal Lease Term in question. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate specified in a FMRR Notice, then it shall so notify Landlord in writing within ten (10) business days after delivery of such FMRR Notice (the “FMRR Response”). If Tenant fails to timely deliver the FMRR Response, the rate set forth in the FRMM Notice shall be the Fair Market Rental Rate. If Tenant timely delivers the FMRR Response, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after delivery of the FMRR Response, then Landlord and Tenant shall each appoint an independent real estate broker with at least five (5) years' commercial real estate leasing experience in the Area market. The two brokers shall then, within ten (10) days after their designation, select an independent third broker with like qualifications. If the two brokers are unable to agree on the third broker within such ten (10) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding Clerk of Court of Hillsborough County for selection of a third broker who meets the qualifications stated above. Within twenty (20) business days after the selection of the third broker, a majority of the brokers shall determine the Fair Market Rental Rate. If a majority of the brokers is unable to agree upon the Fair Market Rental Rate by such time, then the two (2) closest broker values shall be averaged and the average will be the Fair Market Rental Rate. Tenant and Landlord shall each bear the entire cost of the broker selected by it and shall share equally the cost of the third broker.

Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Renewal Lease Term has not been determined in accordance with this Addendum Number Three by the time that Rent for the Renewal Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Renewal Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to the FMRR Notice until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this Addendum Number Three) for the Renewal Lease Term during the interval in question.

ADDENDUM NUMBER FOUR

RIGHT OF FIRST OFFER

Provided (i) this Lease is in full force and effect and Tenant is not in default hereunder beyond any applicable notice and cure period at the time Landlord gives the First Offer Notice (as hereinafter defined), (ii) no event has occurred that upon notice or the passage of time would constitute a default, (iii) Tenant (or transferee (other than a sublessee subleasing fifty percent (50%) or more of the Premises) pursuant to a Permitted Transfer) is occupying and actively conducting business from the entirety of the Premises, and (iv) Tenant is not disqualified by multiple defaults as provided in Section 23 of the Lease, then in the event any space located on the second (2nd) and third (3rd) floors of the 5-Story Pavilion Building more particularly described in Exhibit “D” attached to the Lease (the “First Offer Space”) becomes available during the Term or any Renewal Lease Term, Landlord shall, subject to offers to any existing tenants but prior to leasing said available First Offer Space to another tenant, first offer said available First Offer Space to Tenant by providing written notice to Tenant (the “First Offer Notice”) of its opportunity to lease the available First Offer Space on the terms and conditions contained in the First Offer Notice; provided, however, Tenant shall be required to lease the entire available First Offer Space identified in the First Offer Notice. Notwithstanding anything contained herein, no First Offer Space shall be deemed to come available if such First Offer Space is assigned or subleased by the current tenant of the First Offer Space, leased again by the current tenant of the space by way of renegotiation of its lease terms, leased again by the current tenant pursuant to a right to renew or extend its lease which right exists as of the Effective Date of the Lease, or if such space is not vacant, or is subject to a specific expansion right (existing as of the Effective Date of this Lease) of another tenant in the Building. In the event such First Offer Notice is made, Tenant shall have ten (10) business days from receipt of the First Offer Notice to exercise this right of first offer and lease the entire amount of First Offer Space identified in the First Offer Notice. In the event Tenant has timely notified Landlord of its decision to exercise this right of first offer, Landlord and Tenant shall execute an agreement or amendment to the Lease embodying substantially the same terms as those in the First Offer Notice. In the event Tenant has timely notified Landlord of its decision not to exercise this right of first offer, or has failed to timely make its election, Landlord may market and/or lease the space on terms and conditions acceptable to Landlord in its sole discretion; provided, however, that in the event that Landlord does not lease the First Offer Space within twelve (12) months after Landlord's delivery of its First Offer Notice, Landlord shall be obligated to comply once again with this Addendum in favor of Tenant.

EXHIBIT A

PREMISES

OPEN TO BELOW
NORTH LOBBY + GUEST SEATING + TEAM MEETING | HUDDLE + INDIVIDUAL TOUCH DOWN
HELLO
CONFERENCE
MTG
SOUTH LOBBY + GUEST SEATING + TEAM MEETING | HUDDLE + INDIVIDUAL TOUCH DOWN
MEETING LOUNGE
HI-TOP WORKSHARE
PRINT + REFRESH
FLEX OFFICE
GUEST
RR
RR
OPEN TO BELOW

| | | |
|---|---|---|
| AUTOBYTEL | CREATE +CO | SCHEMATIC PLAN |
| RIVERGATE TOWER | SPACES TO WORK. DWELL. THRIVE. | 4TH FLOOR |
| TAMPA FLORIDA | INTERIOR DESIGN \| ARCHITECTURE<br>510 N FRANKLIN ST. THIRD FLOOR<br>TAMPA FLORIDA 33602<br>WWW.CREATEANDCOMPANY.COM | 09.02.2015 |

OPEN TO BELOW
PHONE BOOTHS
8x7
LOUNGE
12x33
HI-TOP WORKSHARE
12x10
INDIVIDUAL WORK + TEAM WORK + HUDDLE + SHARE
30x40
FLEX OFFICE
7x8
QUIET
7x7
STORAGE
7x9
RR
7x7
RR
7x7
OPEN TO BELOW

AUTOBYTEL

RIVERGATE TOWER

TAMPA FLORIDA

SPACES TO WORK. DWELL. THRIVE.

INTERIOR DESIGN | ARCHITECTURE
IB26000953 | AA26003054

510 N FRANKLIN ST | THIRD FLOOR
TAMPA FLORIDA 33602
WWW.CREATEANDCOMPANY.COM
813.335.5775 + 727.450.8667

SCHEMATIC PLAN

5TH FLOOR

09.02.2015

EXHIBIT B

RULES AND REGULATIONS

1.
Access to Building. On Saturdays, Sundays, legal holidays and weekdays between the hours of 6:00 P.M. and 8:00 A.M., access to the Building and/or to the halls, corridors, elevators or stairways in the Building may be restricted and access shall be gained by use of a key or electronic card to the outside doors of the Buildings. Landlord may from time to time establish security controls for the purpose of regulating access to the Building. Tenant shall be responsible for providing access to the Premises for its agents, employees, invitees and guests at times access is restricted, and shall comply with all such security regulations so established.

2.
Protecting Premises. The last member of Tenant to leave the Premises shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and equipment in the Premises.

3.
Building Directories. Any directories for the Building in the form selected by Landlord shall be used exclusively for the display of the name and location of tenants. Any additional names and/or name change requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

4.
Large Articles. Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner designated by Landlord and always at Tenant's sole responsibility. All damage done to the Building, its furnishings, fixtures or equipment by moving or maintaining such furniture, freight or articles shall be repaired at Tenant's expense.

5.
Signs. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, including windows and doors, without the written consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as shall be first approved by Landlord in writing. Landlord, without notice to Tenant, reserves the right to remove, at Tenant's expense, all matters other than that provided for above.

6.
Compliance with Laws. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, whether now existing or hereinafter enacted with respect to the Premises and the use or occupancy thereof. Tenant shall not make or permit any use of the Premises which directly or indirectly is forbidden by law, ordinance, governmental regulations or order or direction of applicable public authority, which may be dangerous to persons or property or which may constitute a nuisance to other tenants.

7.
Hazardous Materials. Tenant shall not use or permit to be brought into the Premises or the Building any flammable oils or fluids, or any explosive or other articles deemed hazardous to persons or property, or do or permit to be done any act or thing which will invalidate, or which, if brought in, would be in conflict with any insurance policy covering the Building or its operation, or the Premises, or any part of either, and will not do or permit to be done anything in or upon the Premises, or bring or keep anything therein, which shall not comply with all rules, orders, regulations or requirements of any organization, bureau, department or body having jurisdiction with respect thereto (and Tenant shall at all times comply with all such rules, orders, regulations or requirements), or which shall increase the rate of insurance on the Building, its appurtenances, contents or operation.

8.
Defacing Premises and Overloading. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window that may be unsightly from outside the Premises. Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls; blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices shall not be placed in or about the outside windows in the Premises except to the extent that the character, shape, color, material and make thereof is approved by Landlord. Tenant shall not do any painting or decorating in the Premises or install any floor coverings in the Premises or make, paint, cut or drill into, or in any way deface any part of the Premises or Building without in each instance obtaining the prior written consent of Landlord. Tenant shall not overload any floor or part thereof in the Premises, or any facility in the Building or any public corridors or elevators therein by bringing in or removing any large or heavy articles and Landlord may direct and control the location of safes, files, and all other heavy articles and, if considered necessary by Landlord may require Tenant at its expense to supply whatever supplementary supports necessary to properly distribute the weight.

9.
Obstruction of Public Areas. Tenant shall not, whether temporarily, accidentally or otherwise, allow anything to remain in, place or store anything in, or obstruct in any way, any sidewalk, court, hall, passageway, entrance, or shipping area. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition, and move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. All courts, passageways, entrances, exits, elevators, escalators, stairways, corridors, halls and roofs are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals within the normal course of Tenant's business so long as such persons are not engaged in illegal activities.

10.
Keys, Locks, and Access Cards. To the extent applicable, Tenant shall be provided, at no additional charge, a reasonable number of after hour access cards or keys not to exceed five (5) per each one thousand (1,000) rentable square feet contained in the Premises upon commencement. Tenant shall pay Landlord a fee in the amount of $10.00 or $25.00 per additional card/key or replacement card/key, respectively. Tenant shall not attach, or permit to be attached, additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. Upon termination of this Lease or of Tenant's possession, Tenant shall immediately surrender all cards/keys to the Premises.

11.
Communications or Utility Connections. If Tenant desires signal, alarm or other utility or similar service connections installed or changed, then Tenant shall not install or change the same without the approval of Landlord, and then only under direction of Landlord and at Tenant's expense. Tenant shall not install in the Premises any equipment which requires a greater than normal amount of electrical current for the permitted use without the advance written consent of Landlord. Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of other tenants in the Building, and Tenant shall not in any event connect a greater load than that which is safe.

12.
Office of the Building. Service requirements of Tenant will be attended to only upon application at the office of Landlord or its Property Manager. Employees of Landlord shall not perform, and Tenant shall not engage them to do any work outside of their duties unless specifically authorized by Landlord.

13.
Restrooms. The restrooms, toilets, urinals, vanities and the other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant whom, or whose employees or invitees, shall have caused it.

14.
Intoxication. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated, or under the influence of liquor or drugs, or who in any way violates any of the Rules and Regulations of the Building.

15.
Nuisances and Certain Other Prohibited Uses. Tenant shall not (a) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning apparatus in or about the Premises; (b) engage in any mechanical business, or in any service in or about the Premises or Building, except those ordinarily embraced within the Permitted Use as specified in Section 1c of the Lease; (c) use the Premises for housing, lodging, or sleeping purposes; (d) prepare or warm food in the Premises or permit food to be brought into the Premises for consumption therein (heating coffee and individual lunches of employees excepted) except by express permission of Landlord; (e) place any radio or television antennae on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises, or place a musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises; (f) use any power source for the operation of any equipment or device other than dry cell batteries or electricity; (g) operate any electrical device from which may emanate waves that could interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere; (h) bring or permit to be in the Building any bicycle, other vehicle, dog (except in the company of a blind person), other animal or bird; (i) make or permit any objectionable noise or odor to emanate from the Premises; (j) disturb, harass, solicit or canvass any occupant of the Building; (k) do anything in or about the Premises which could be a nuisance or tend to injure the reputation of the Building; (i) allow any firearms in the Building or the Premises except as approved by Landlord in writing.

16.
Solicitation. Tenant shall not canvass other tenants in the Building to solicit business or contributions and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant's Permitted Use as specified in Section 1c of the Lease.

17.
Energy Conservation. Tenant shall not waste electricity, water, heat or air conditioning and agrees to cooperate fully with Landlord to insure the most effective operation of the Building's heating and air conditioning, and shall not allow the adjustment (except by Landlord's authorized Building personnel) of any controls.

18.
Building Security. At all times other than normal business hours the exterior Building doors and suite entry door(s) must be kept locked to assist in security. Problems in Building and suite security should be directed to Landlord.

19.
Parking. Parking is in designated parking areas only. There shall be no vehicles in "no parking" zones or at curbs. Handicapped spaces are for handicapped persons only and the Police Department will ticket unauthorized (unidentified) cars in handicapped spaces. Landlord reserves the right to remove vehicles that do not comply with the Lease or these Rules and Regulations and Tenant shall indemnify and hold harmless Landlord from its reasonable exercise of these rights with respect to the vehicles of Tenant and its employees, agents and invitees.

20.
Janitorial Service. The janitorial staff will remove all trash from trashcans. Any container or boxes left in hallways or apparently discarded unless clearly and conspicuously labeled DO NOT REMOVE may be removed without liability to Tenant. Any large volume of trash resulting from delivery of furniture, equipment, etc., should be removed by the delivery company, Tenant, or Landlord at Tenant's expense. Janitorial service will be provided after hours five (5) days a week. All requests for trash removal other than normal janitorial services should be directed to Landlord.

21.
Construction. Tenant shall make no structural or interior alterations of the Premises. All structural and nonstructural alterations and modifications to the Premises shall be coordinated through Landlord as outlined in the Lease. Completed construction drawings of the requested changes are to be submitted to Landlord or its designated agent for pricing and construction supervision.

EXHIBIT C

COMMENCEMENT AGREEMENT

This COMMENCEMENT AGREEMENT (the "Commencement Agreement"), made and entered into as of this _______ day of ________________, 201__, by and between ______________________________________, a Delaware limited liability company ("Landlord") and ______________________________________, a __________________ ("Tenant");

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated ___________________ (the "Lease"), for space designated as Suite ________, comprising approximately ___________ rentable square feet, in the ______________________ Building, located at ___________________________________________, City of _____________, County of _______________, State of _______________; and

WHEREAS, the parties desire to establish the Commencement Date and Expiration Date as set forth below,

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described be, and the same is hereby modified in the following particulars:

1.           The term of the Lease by and between Landlord and Tenant actually commenced on ___________________ (the "Commencement Date"). The initial term of said Lease shall terminate on ___________________ (the "Expiration Date"). Section 1b, entitled "Term", and all references to the Commencement Date and Expiration Date in the Lease are hereby amended.

2.           Except as modified and amended by this Commencement Agreement, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD:	TENANT:
_____________________________________ _____________________________________ _____________________________________ _____________________________________	TENANT [NOT FOR EXECUTION]
By: ________________________________________________	By: ________________________________________________

EXHIBIT D

FIRST OFFER SPACE

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (“First Amendment”), is entered into this 21 day of November, 2016 (the “First Amendment Effective Date”), by and between RIVERGATE TOWER OWNER, LLC, a Delaware limited liability company (“Landlord”), and AUTOBYTEL INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated December 9, 2015 (the “Lease”), for the premises located in Suites C400 and C500 (the “Original Premises”) consisting of 8,724 rentable square feet, in the building located at 400 North Ashley Drive, Tampa, Florida, 33602 (“Building”); and

WHEREAS, Landlord and Tenant desire to modify the Lease so that the Premises is relocated from the Original Premises to the 2nd and 3rd Floor Bi-Level Suites of the Building consisting of 13,162 rentable square feet;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, Landlord and Tenant agree to amend the Lease as follows:

1.           Recitals. The Recitals set forth above are true and correct and are incorporated as if fully set forth herein.

2.           Definitions. Capitalized terms shall have the meaning ascribed to such terms in the Lease unless otherwise defined herein.

3.           New Premises. As used in this First Amendment, the term “New Premises” shall mean the 2nd and 3rd Floor Bi-Level Suites in the Building consisting of 13,162 rentable square feet. The New Premises is shown on Exhibit A attached hereto. Effective upon the First Amendment Effective Date, Section 1a of the Lease shall be amended to provide that the term “Premises” shall mean the New Premises as described in this Section 3 of this First Amendment and shown on Exhibit A attached hereto. Exhibit A of the Lease shall be deleted in its entirety and replaced with Exhibit A attached hereto.

4.           Term. Effective upon the First Amendment Effective Date, Section 1b of the Lease shall be amended to provide that the Commencement Date shall mean the earlier of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Tenant Improvements (as defined in the Work Letter) are substantially complete, which Commencement Date is anticipated to be December 1, 2016.

5.            Base Rent Schedule. Effective upon the First Amendment Effective Date, Section 1e of the Lease shall be deleted in its entirety and replaced with the following:

                “e. Base Rent. The Base Rent for the Term is payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

FROM MONTH	THROUGH MONTH	RENTABLE SQUARE FEET	ANNUAL BASE RENT PER RENTABLE SQUARE FOOT*	ANNUAL BASE RENT*	MONTHLY BASE RENT*
Commencement Date	12	13,162	$30.00	$394,860.00	$32,905.00
13	24	13,162	$30.98	$407,758.76	$33,979.90
25	36	13,162	$31.99	$421,052.38	$35,087.70
37	48	13,162	$33.03	$434,740.86	$36,228.41
49	60	13,162	$34.10	$448.824.20	$37,402.02
61	72	13,162	$35.21	$463,434.02	$38,619.50
73	84	13,162	$36.35	$478,438.70	$39,869.89

* Plus applicable State of Florida Sales Tax

The above Base Rent schedule does not include operating expense pass through adjustments to be computed annually in accordance with Lease Addendum Number Two attached hereto. Provided that no default exists at the time of the abatement provided below, Tenant’s monthly installments of Base Rent shall be abated for a two (2) month period (the “Abated Rent”), with such abatement commencing on the Commencement Date and continuing up through the date that is two (2) months thereafter (the “Abatement Period”). The principal amount of the Abated Rent shall be amortized evenly over the initial Term. So long as no uncured event of default occurs under the Lease, then upon Landlord’s receipt of the final monthly installment of Rent, Tenant shall have no liability to Landlord for the repayment of any portion of the Abated Rent. In the event of an uncured default, then in addition to all of Landlord’s other remedies available under the Lease, Tenant shall also become immediately liable to Landlord for the unamortized portion of the Abated Rent existing as of the date of such uncured event of default.”

6.           Proportionate Share. Effective upon the First Amendment Effective Date, the first paragraph of Lease Addendum No. 2 to the Lease shall be amended to reflect an increase in Tenant’s Proportionate Share from 1.70% to 2.55% as determined by dividing the 13,162 rentable square feet of the New Premises by the 515,965 net rentable square feet of the Building.

7.           Work Letter. Effective upon the First Amendment Effective Date, Lease Addendum Number One [Allowance] shall be deleted in its entirety and replaced with Lease Addendum Number One attached hereto as Exhibit B.

8.           Inapplicable Provisions. Effective upon the First Amendment Effective Date, Lease Addendum Number Four (Right of First Offer) and Exhibit D to the Lease (First Offer Space) are hereby deleted in their entireties and are of no further force and effect.

9.           Brokers. Tenant represents and warrants that it has neither consulted nor negotiated with any broker or finder with respect to the New Premises or this First Amendment. Tenant agrees to indemnify, protect, defend, and save Landlord harmless from and against any claims for fees or commissions, including, but not limited to, attorneys’ fees incurred in connection with the defense of any such claim, from anyone with whom Tenant has dealt in connection with the New Premises and/or this First Amendment.

10.           Counterparts and Signatures. This First Amendment may be executed in multiple counterparts but such multiple counterparts shall constitute a single agreement. Signatures of this First Amendment that are transmitted by either or both electronic or telephonic means (including, without limitation, facsimile, email, and .pdf format) are valid for all purposes.

11.           Ratification. The Lease remains in full force and effect except as expressly modified by this First Amendment and is ratified and confirmed. If there is a conflict between the terms of the Lease and this First Amendment, the terms of this First Amendment shall control. Tenant further acknowledges that it has no claims, counterclaims, defenses or setoffs against Landlord, Landlord’s managing member or Landlord’s property manager arising in connection with the Lease or Tenant’s occupancy of the Premises, including, without limitation, in connection with any amounts paid by Tenant to Landlord, throughout the Term of the Lease.

[Signature Page Follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment in three originals, all as of the day and year first above written.

WITNESSES /s/ D. Michael Beck Printed Name: D. Michael Beck /s/Ella M. Peterson Printed Name: Ella M. Peterson	AUTOBYTEL INC., a Delaware corporation By: /s/ Glenn E. Fuller Name: Glenn E. Fuller Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary “TENANT”

WITNESSES /s/Kate King Printed Name: Kate King /s/ Roger M. Smoek Printed Name: Roger M. Smoek	RIVERGATE TOWER OWNER, LLC, a Delaware limited liability company By: /s/Lorri Dunne Name: Lorri Dunne Title: Authorized Signatory “LANDLORD”

EXHIBIT A
THE NEW PREMISES

EXHIBIT B
LEASE ADDENDUM NUMBER ONE

WORK LETTER

This Lease Addendum Number One (this "Work Letter") sets forth the rights and obligations of Landlord and Tenant with respect to the construction and installation of any improvements to the Premises to be completed before the Commencement Date (the "Tenant Improvements") excluding Landlord’s obligations to complete the construction of the Premises as set forth below. Tenant acknowledges and agrees that the Premises is currently being completed on a “spec” basis.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

11.     Premises. Landlord is leasing the Premises to Tenant, and Tenant accepts the Premises from Landlord in its “AS IS” condition. Notwithstanding the foregoing, Landlord agrees to complete the construction of the Premises using Building Standard (as hereinafter defined) materials on a “spec” basis in accordance with the specifications attached hereto as Schedule 1 (the “Specifications”).

12.     Work and Materials at Tenant's Expense.

a. Any improvements requested by Tenant that are not a part of, or are otherwise inconsistent with, the Specifications shall be at Tenant’s sole cost and expense and shall be subject to Landlord’s prior written approval. Tenant agrees to pay to Landlord, promptly upon receipt of any invoice, for all costs and expenses incurred for any improvements that are not a part of, or are otherwise inconsistent with, the Specifications, plus a Construction Supervision Fee equal to four percent (4%) of such total costs and expenses in exchange for Landlord providing construction management services. If unpaid within ten (10) days after receipt of invoice, then the outstanding balance shall accrue at the rate of one percent (1%) per month until paid in full.

b. Tenant understands, acknowledges and agrees that notwithstanding anything to the contrary, Landlord may require (a) any contractor (and its subcontractors) to purchase materials and finishes for the performance of the Tenant Improvements through Landlord's preferred vendor(s) provided the cost of such materials and finishes does not, in the aggregate, exceed the competitive cost of the same materials and finishes not purchased from Landlord's preferred vendor(s), and (b) specific vendors to perform portions of the Tenant Improvements affecting Building systems. The term "Building Standard" shall mean the type, brand, grade, or quality of materials and finishes Landlord designates from time to time to be used in the Building or, as the case may be, the exclusive type, brand, grade, or quality of materials and finishes to be used in the Building.

13.     Signage and Keys. Landlord shall provide the following in accordance with Building standards at Tenant's expense: (i) door and directory signage; (ii) suite and Building keys or entry cards.

14.     Commencement Date.

a. The Commencement Date shall be the date when the work to be performed by Landlord is substantially completed, excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant's use of the Premises (collectively, "Punch List Items"), and the Landlord delivers possession of the Premises to Tenant in accordance with Section 3 of the Lease.

b. Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:

i. Tenant's request for changes in or modifications to the Tenant Improvements or the Specifications (notwithstanding Landlord's approval of any such changes);

ii. Inability to obtain materials, finishes or installations requested by Tenant;

iii. The performance of any work by any person, firm or corporation employed or retained by Tenant;

iv. Any other act or omission by Tenant or its agents, representatives, and/or employees; or

v. A force majeure event;

then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord reasonably determines that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.

15. Repairs and Corrections. Tenant, at its sole cost and expense, shall repair or correct any defective work or materials installed by Tenant or any contractor other than the contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

16. Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord written notice of any Punch List Items. Tenant's possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of delivery of possession, except as to (i) any Punch List Items, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.

17. Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. Tenant agrees to indemnify, defend, and hold Landlord harmless from and against any suits, claims, damages, costs, expenses and liabilities asserted against or incurred by Landlord or the property as a result of Tenant accessing the Premises during construction of the Tenant Improvements.

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SCHEDULE 1 TO LEASE ADDENDUM NUMBER ONE